News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS, INC. ANNOUNCES SENIOR MANAGEMENT CHANGES

Philadelphia, PA - February 6, 2017 - Crown Holdings, Inc. (NYSE: CCK) announced that Gerard H. Gifford, 61, has been appointed Executive Vice President and Chief Operating Officer effective April 1, 2017. In this new role, Mr. Gifford will continue to report to Timothy J. Donahue, President and Chief Executive Officer, and will be responsible for the Americas and European Divisions. Mr. Gifford will also assume responsibility for CMB Engineering, which is the Company’s can manufacturing equipment business, and corporate project management and engineering.

Currently, Mr. Gifford serves as President CROWN Europe. On April 1, 2017, Didier Sourisseau, 51, who is currently Senior Vice President Food Europe, will be promoted to President CROWN Europe.

Mr. Gifford has more than thirty-five years of experience with the Company in increasingly responsible roles. Prior to his current position in Europe, he led CROWN Beverage Packaging North America for four years. During his time in Europe, Mr. Gifford led the Division through a significant transformation which included the acquisition and successful integration of Mivisa, the creation of a pan-European management structure, the right-sizing of the manufacturing footprint and the divestiture of the industrial portion of the specialty packaging business. Mr. Gifford holds a Bachelor of Science degree in Mechanical and Industrial Engineering from Clarkson University and has completed the Advanced Management Program at Harvard University’s School of Business.

Commenting on Mr. Gifford’s appointment, Mr. Donahue said, “Jerry’s extensive operational and global experience and deep knowledge of the Company and the industry make him ideally suited to assume this important role.”

Mr. Sourisseau has been with the Company for more than twenty-five years and has been President Food Europe since 2010. Prior to that, he was Vice President CROWN Specialty Packaging Europe. Mr. Sourisseau holds a degree in Economics from the University of Bordeaux and an MBA in Marketing and International Management from the EDC, Paris.

Mr. Gifford commented, “Didier has successfully led our important European Food business through a period of strategic transformation, improving profitability despite significant currency headwinds and other challenges. I have full confidence in Didier’s ability to lead CROWN Europe.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, PA. For more information, visit www.crowncork.com.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer (215) 698-5341
Thomas T. Fischer, Vice President Investor Relations and Corporate Affairs (215) 552-3720
Ed Bisno, Bisno Communications (212) 717-7578